M Fund, Inc.

August 28, 2008

Michelle Godvin - Partner
PricewaterhouseCoopers LLP
160 Federal Street
Boston, Massachusetts  02110

Dear Ms. Godvin:

Please be advised that in its upcoming filing on Form N-SAR for the period ended June 30, 2008 with the Securities and Exchange Commission (“SEC”), M Fund, Inc. (the “Company”) will make the following statements regarding the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company:

•	Effective August 7, 2008, PwC was dismissed as the Company’s independent registered public accounting firm and was notified of the dismissal on August 18, 2008.

•
PwC’s report on the Company’s financial statements for fiscal years ended December 31, 2006 and December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

•	The decision to change accountants was recommended and approved by the Audit Committee of the Company’s Board of Directors.

•
During the Company’s fiscal years ended December 31, 2006 and December 31, 2007, including the interim period beginning January 1, 2008 and ending August 7, 2008, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused it to make reference to the subject matter of the disagreement in its reports on the financial statements for such periods.

•	The Company retained Briggs Bunting & Dougherty, LLP as its new independent registered public accounting firm on August 7, 2008.

As required by Form N-SAR and Item 304 of Regulation S-K, please furnish to the Company a letter addressed to the SEC stating whether PwC agrees with the statements outlined above to be made by the Company.  If PwC does not agree with such statements, please include in PwC’s letter a statement regarding the respects in which PwC does not agree.  A sample form of response letter is included with this letter for your convenience.  In accordance with Item 77K of Form N-SAR, a copy of your letter will be filed with the SEC, along with this letter, as an exhibit to the Company’s Form N-SAR filing.

Sincerely,

__________________________
JoNell Hermanson, Vice President
M Fund, Inc.
August 28, 2008